Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street	November 1, 2006
San Jose, CA 95112-4598

Contact:	Martin A. Kropelnicki (408) 367-8200 (analysts)	For Immediate Release
Shannon Dean (310) 257-1435 (media)
CAL WATER ANNOUNCES THIRD QUARTER 2006 RESULTS AND
COMPANY DECLARES 248th CONSECUTIVE QUARTERLY DIVIDEND

SAN JOSE, Calif. — California Water Service Group (NYSE : CWT) today announced net income of $12.6 million and earnings per share of $0.68 for the third quarter of 2006, compared to net income of $13.1 million and earnings per share of $0.71 in the third quarter of 2005. On a twelve-month basis, earnings per share were $1.35, decreasing $0.01 from last year’s $1.36.
     Revenue for the third quarter increased $6.6 million, or 7%, to $107.8 million over the same quarter last year. Sales to existing customers added $2.9 million to revenue, rate increases added $2.8 million, and sales to new customers added $0.9 million.
     Total operating expenses for the third quarter increased $7.1 million, or 8%, to $91.5 million over the same quarter last year. Water production costs increased $4.8 million, or 12%, to $44 million over the same period last year, due largely to higher than budgeted customer demand. Principal components of the greater-than-expected water production costs include an increase in the average cost of purchased water as well as electric costs related to higher levels of well pumping required to meet customer demand. Other operating expenses increased $1.2 million, or 5%, due to costs associated with employee health and pension plans as well as other benefits.
     Maintenance expenses were also up in the third quarter of 2006, increasing $0.3 million, or 8%, to $4.2 million, due to costs associated with repairing and maintaining water facilities. Depreciation increased $0.4 million, or 6%, to $7.7 million because of higher capital expenditures in 2005. Property and other taxes were comparable to those incurred in the same quarter of 2005, while net income taxes decreased $0.1 million due to slightly lower income for the quarter.
     Other income decreased $0.6 million to $0.3 million, primarily because there were no property sales in the third quarter of 2006, while property sales were $0.7 million in the third quarter of 2005.
     “When production costs increase, as we saw this quarter, they are expensed in the current period and the amounts not recovered in rates are recorded in our balancing accounts. For the quarter, our balancing accounts increased from under $0.6 million to more than $2.1 million. We typically recover these costs, at a later date, as a surcharge over a 12-month period, once approved by the California Public Utilities Commission (CPUC). However, unanticipated increases in corporate costs such as health care, pension, and Sarbanes Oxley have no similar recovery mechanism other than our General Rate Case (GRC) proceeding every three years. In 2007, we have our GRC proceedings with the CPUC for our general office, which includes all of our corporate costs. Accordingly, we will be seeking full recovery of all reasonable costs that reflect current market conditions,” said President and Chief Executive Officer Peter C. Nelson.
     During the quarter, eight of our 24 California districts completed their General Rate Case proceedings with the CPUC. The districts are Antelope Valley, Bear Gulch, Dominguez, Hermosa Redondo, Kern River Valley, Marysville, Palos Verdes, and Redwood Valley. As a result of the proceedings, the commission adopted rate increases of $4.9 million in annual revenues and increased the allowable return on equity up to

10.16% for the eight districts. In addition, the Washington Utilities and Transportation Commission approved a 17% rate increase for Washington Water Service Company that is expected to add more than $1 million to annual revenues.
     At the board meeting on October 25, 2006, the Directors declared a dividend on common stock in the amount of $0.2875, the Group’s 248th consecutive quarterly dividend declaration. It is payable on November 17, 2006, to stockholders of record on November 6, 2006. The regular dividend on Series C preferred stock was also declared.
     Investors and interested parties are invited to listen to the Company’s analyst teleconference, which is scheduled for 4:00 p.m. EST / 1:00 p.m. PST on Thursday, November 2, 2006. The call-in number is 1-866-227-1607 and the ID No. is 978720. A replay is available through January 1, 2007, at telephone number 1-888-266-2081, pass code 978720.
     California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., and CWS Utility Services. Together these companies provide regulated and non-regulated water service to more than two million people in 100 California, Washington, New Mexico, and Hawaii communities. Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.”
     This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include but are not limited to: governmental and regulatory commissions’ decisions, including decisions relating to ratemaking and also relating to proper disposition of property; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; changes in the political landscape; changes in existing law and introduction of new legislation; changes in, and the accuracy of, accounting valuations and estimates; the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulations on internal controls; increases in suppliers’ prices and the availability of uninterrupted supplies including water and electric power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies; our success entering into new, and renewing existing, service contracts with cities, agencies and municipal utility districts; our ability to manage growth; the ability to successfully implement business plans; work stoppages and union issues; loss of key personnel; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; natural disasters, civil disturbances or terrorist threats or acts; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; the reliability of our information technology; litigation with third parties; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph as well as other risk factors disclosed in the Company’s 10K’s, 10Q’s, 8-K’s and others filings made by the Company and on file with the SEC. The Company assumes no obligation to provide public updates of forward-looking statements.
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CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
 Unaudited

(In thousands, except per share data)	September 30	December 31
	2006	2005
ASSETS
Utility plant:
Utility plant	$1,313,971	$1,235,090
Less accumulated depreciation and amortization	396,090	372,359

Net utility plant	917,881	862,731

Current assets:
Cash and cash equivalents	4,306	9,533
Receivables
Customers	25,976	16,061
Other	4,573	4,700
Unbilled revenue	14,695	11,445
Materials and supplies at average cost	4,436	4,182
Taxes and other prepaid expenses	4,346	6,303

Total current assets	58,332	52,224

Other assets:
Regulatory assets	58,389	58,213
Other assets	25,239	23,777

Total other assets	83,628	81,990

	$1,059,841	$996,945

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$184	$184
Additional paid-in capital	132,456	131,991
Retained earnings	166,140	162,968
Accumulated other comprehensive loss	(1,202)	(1,202)

Total common stockholders’ equity	297,578	293,941
Preferred stock	3,475	3,475
Long-term debt, less current maturities	293,465	274,142

Total capitalization	594,518	571,558

Current liabilities:
Current maturities of long-term debt	1,133	1,133
Short-term borrowings	1,750	—
Accounts payable	37,104	36,120
Accrued expenses and other liabilities	57,241	39,563

Total current liabilities	97,228	76,816

Unamortized investment tax credits	2,615	2,615
Deferred income taxes	65,000	63,920
Regulatory liabilities	40,505	40,236
Advances for construction	155,961	141,842
Contributions in aid of construction	104,014	99,958

	$1,059,841	$996,945

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 Unaudited
(In thousands, except per share data)

For the three months ended:	For the three month ended:		For the nine month ended:
	September 30,		September 30,

	2006	2005	2006	2005

Operating revenue	$107,755	$101,128	$254,072	$242,888

Operating expenses:
Water production costs	43,998	39,205	95,637	88,420
Other operations	23,525	22,307	70,784	66,054
Maintenance	4,173	3,877	11,503	11,295
Depreciation and amortization	7,718	7,287	23,065	21,289
Income taxes	8,646	8,378	12,658	13,410
Property and other taxes	3,477	3,381	9,698	9,438

Total operating expenses	91,537	84,435	223,345	209,906

Net operating income	16,218	16,693	30,727	32,982

Other income and expenses:
Non-regulated income, net	518	778	1,605	2,121
Gain on sale of non-utility property	—	669	348	728
Less: income taxes on other income and expenses	(211)	(590)	(796)	(1,161)

	307	857	1,157	1,688

Interest expense:
Interest Expense	5,031	4,660	14,698	13,959
Less: capitalized interest	(1,125)	(225)	(1,975)	(675)

Total interest expense	3,906	4,435	12,723	13,284

Net income	$12,619	$13,115	$19,161	$21,386

Earnings per share
Basic	$0.68	$0.71	$1.03	$1.16

Diluted	$0.68	$0.71	$1.03	$1.16

Weighted average shares outstanding
Basic	18,407	18,384	18,405	18,376

Diluted	18,424	18,422	18,426	18,412

Dividends per share of common stock	$0.28750	$0.28500	$0.8625	$0.8550